Exhibit 10.29
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (the “Amendment”), dated and effective as of June 28, 2007, is between Bally Total Fitness Holding Corporation (“Bally”), a Delaware corporation, and John H. Wildman (“Executive”).
W I T NE S S E T H
     Whereas, Bally and Executive have entered into that certain Employment Agreement dated as of January 1, 2006 (the “Agreement”);
     Whereas, Bally and Executive mutually desire to amend the Agreement on the terms and conditions described herein.
     Now, therefore, for valuable consideration, the receipt of which is hereby acknowledged, Bally and Executive hereby agree as follows:
     1. In Section 1.1, Definition (u) (iii) (A) is amended to read in its entirety as follows:
“Changes in reporting relationships (so long as Executive still directly reports to the Chairman, Chief Executive Officer, or Chief Operating Officer).”
     2. In Section 2, Employment and Duties, paragraphs (a) and (b) are amended to read in their entirety as follows:
     “(a) Position. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, during the Term of Employment under the title of Senior Vice President, Sales, who shall have such authority, duties and responsibilities as are commensurate with such positions on the terms and conditions hereinafter set forth, and who shall directly report to the Chairman, the Chief Executive Officer, or the Chief Operating Officer.
     (b) Performance of Duties. The Executive shall devote his full working attention and energies to the performance of his duties as Senior Vice President, Sales or as may otherwise be directed by the Chairman, the Chief Executive Officer, or Chief Operating Officer, and agrees to use his reasonable best efforts to perform his duties faithfully and efficiently.”

     3. In paragraph 3, Term of Employment, the new contract expiration date shall be April 30, 2009. The new anniversary date shall be May 1, 2009.
     4. In paragraph 4(a), Base Salary is revised from $375,000 to $425,000 effective May 1, 2007.
     5. The Executive’s change in title from Senior Vice President & Chief Operating Officer to Senior Vice President, Sales shall not constitute either “Good Reason” or a “Reduction in Authority or Responsibility” under the Agreement.
     6. In paragraph 6, Termination Provisions, (4) Voluntary Resignation Without Good Reason, the following shall be added at the end of the paragraph; “provided, however, that the Executive may give notice to the Company no more than 75 days and no less than 45 days prior to the Expiration Date, to voluntarily resign without “Good Reason” and shall be eligible for the benefits outlined in paragraph 6, Termination Provisions, (g) Payments and Benefits upon Termination at Expiration Date”.
     7. The Executive’s short-term additional responsibilities as interim “Chief Marketing Officer” is hereby agreed to be a temporary assignment and shall have no status or impact on the Agreement.
     8. If Executive shall no longer have the title of interim Chief Marketing Officer or equivalent, his title shall be Senior Vice President, Chief Sales Officer, subject to approval of the Board of Directors. If Executive’s title does not include a “Chief” designation at any time the Company awards equity grants and/or options, or adds to its benefits plans, the Executive shall be treated no less favorably than the group of employees who have titles with such designation.
     Except as amended hereby, the Agreement shall remain in full force and effect, and as amended the same is hereby affirmed and ratified.

     Bally and Executive have duly executed this Amendment as of the date written below.
Bally Total Fitness Holding Corporation:

/s/ Harold Morgan	June 28, 2007

Harold Morgan Senior Vice President Chief Administrative Officer	Date

Executive:

/s/ John H. Wildman	June 28, 2007

John H. Wildman	Date
Senior Vice President, Sales

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